EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports Third Quarter 2010 Results

  Comparable Store Sales increase of 11.1%
  Adjusted operating margin improves to 14.4%
  Adjusted diluted earnings per share increases 37% to $0.86

SPRINGFIELD, Mo., Oct. 27, 2010 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. ("O'Reilly" or "the Company") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for the third quarter ended September 30, 2010.

3rd Quarter Financial Results

Sales for the third quarter ended September 30, 2010, totaled $1.43 billion, up 13% from $1.26 billion for the same period a year ago. Gross profit for the third quarter ended September 30, 2010, increased to $693 million (or 48.6% of sales) from $611 million (or 48.5% of sales) for the third quarter of 2009, representing an increase of 14%. Selling, General and Administrative ("SG&A") expenses increased to $488 million (or 34.3% of sales) for the third quarter of 2010 from $461 million (or 36.7% of sales) for the third quarter of 2009, representing an increase of 6%. Operating income increased to $199 million (or 14.0% of sales) for the third quarter of 2010 from $149 million (or 11.9% of sales) for the third quarter of 2009, representing an increase of 33%.

Net income for the third quarter ended September 30, 2010, totaled $117 million, up 34% from $87 million for the third quarter of 2009. Diluted earnings per common share for the third quarter of 2010 increased 30% to $0.82 on 142 million shares compared to $0.63 for the third quarter of 2009 on 139 million shares.

The Company's third quarter and year-to-date results include charges related to the legacy United States Department of Justice ("DOJ") investigation of CSK Auto Corporation ("CSK"). As previously announced, prior to O'Reilly's acquisition of CSK in July of 2008, the DOJ began an investigation of CSK relating to CSK's historical accounting practices. O'Reilly and the DOJ have now agreed in principle, subject to final documentation, to resolve the DOJ investigation of CSK's legacy accounting practices. Based upon the agreement in principle for a final settlement, the Company has recorded an additional charge of $5.9 million in the third quarter of 2010 to increase its accrual in anticipation of the DOJ, CSK and O'Reilly executing a Non-Prosecution Agreement and the Company paying a one-time monetary penalty of $20.9 million to the DOJ.

Adjusted operating income, excluding the impact of the charge related to the CSK DOJ investigation discussed above, increased 37% to $205 million (or 14.4% of sales) for the third quarter ended September 30, 2010, from $149 million (or 11.9% of sales) for the third quarter of 2009. Adjusted diluted earnings per common share, excluding the impact of the charge related to the CSK DOJ investigation discussed above, increased 37% to $0.86 for the third quarter ended September 30, 2010, from $0.63 for the third quarter of 2009. The table below outlines the impact of the charge for the third quarter ended September 30, 2010 (in thousands, except per share data):

	For the Three Months Ended September 30,
	2010	2009
Operating income	$199,031	$149,196
Accrual of legacy CSK DOJ investigation charge	5,900	--
Adjusted operating income	$204,931	$149,196

Operating margin	14.0%	11.9%
Accrual of legacy CSK DOJ investigation charge	0.4%	--
Adjusted operating margin	14.4%	11.9%

Net income	$116,542	$87,225
Accrual of legacy CSK DOJ investigation charge	5,900	--
Adjusted net income	$122,442	$87,225

Diluted earnings per common share	$0.82	$0.63
Accrual of legacy CSK DOJ investigation charge	0.04	--
Adjusted diluted earnings per common share	$0.86	$0.63

Commenting on the quarterly results, Greg Henslee, O'Reilly's Co-President and CEO stated, "We are extremely pleased to announce an exceptionally strong comparable store sales increase of 11.1% for the third quarter, which exceeded our expectations. Sales for the quarter were positively influenced by warmer weather conditions across most of our markets as well as the ongoing strong demand for our products. The macro environment remains favorable for our business and our Team Members continue to consistently provide unparalleled levels of customer service. We were able to leverage our strong top-line performance with a continued commitment to the execution of our CSK integration plan and a relentless attention to expense control to deliver a 250 basis point improvement in adjusted operating margin resulting in our 7th consecutive quarter of double-digit earnings per share growth."

Ted Wise, O'Reilly's Co-President and COO stated, "In the third quarter, we began the relocation of our Dixon, California, distribution center [DC] to a new, larger facility in Stockton, California, and subsequent to the end of the quarter, we successfully completed the conversion of stores serviced by the new DC. In addition, we opened 48 new stores during the quarter, putting us on track to open our projected 150 new stores in 2010. For 2011, our projection is to open approximately 170 new stores. Our strong performance during the quarter was again the result of the hard work and dedication of our Team Members, and we wanted to take this opportunity to thank each of them for their contribution to O'Reilly's continued success."

Year-to-Date Financial Results

Sales for the first nine months of 2010 totaled $4.09 billion, up 11% from $3.67 billion for the same period a year ago. Gross profit for the first nine months of 2010 increased to $1.98 billion (or 48.6% of sales) from $1.76 billion (or 47.8% of sales) for the same period a year ago, representing an increase of 13%. SG&A expenses increased to $1.41 billion (or 34.6% of sales) for the first nine months of 2010 from $1.34 billion (or 36.6% of sales) for the same period a year ago, representing an increase of 5%. Operating income for the first nine months of 2010 increased to $549 million (or 13.4% of sales) from $412 million (or 11.2% of sales) for the same period a year ago, representing an increase of 33%.

Net income for the first nine months of 2010 totaled $314 million, up 33% from $236 million for the same period a year ago. Diluted earnings per common share for the first nine months of 2010 increased 30% to $2.23 on 141 million shares compared to $1.71 for the same period a year ago on 137 million shares.

Adjusted operating income, excluding the impact of the charges related to the CSK DOJ investigation discussed above, increased 38% to $570 million (or 13.9% of sales) for the first nine months of 2010, from $412 million (or 11.2% of sales) for the same period a year ago. Adjusted diluted earnings per common share, excluding the impact of the charges related to the CSK DOJ investigation discussed above, increased 39% to $2.37 for the first nine months of 2010, from $1.71 for the same period one year ago. The table below outlines the impact of the charges for the nine months ended September 30, 2010, (in thousands, except per share data):

	For the Nine Months Ended September 30,
	2010	2009
Operating income	$548,640	$412,207
Accrual of legacy CSK DOJ investigation charge	20,900	--
Adjusted operating income	$569,540	$412,207

Operating margin	13.4%	11.2%
Accrual of legacy CSK DOJ investigation charge	0.5%	--
Adjusted operating margin	13.9%	11.2%

Net income	$313,613	$235,575
Accrual of legacy CSK DOJ investigation charge	20,900	--
Adjusted net income	$334,513	$235,575

Diluted earnings per common share	$2.23	$1.71
Accrual of legacy CSK DOJ investigation charge	0.14	--
Adjusted diluted earnings per common share	$2.37	$1.71

Mr. Henslee added, "2010 is shaping up to be one of the strongest years in our history. Both the second and third quarters resulted in record adjusted operating margins, and we increased adjusted earnings per share 39% through the first nine months. Our strong results have been driven by the dedication and hard work of our Team Members and by our ability to provide a very high level of service and parts availability to both professional installer and retail customers. Our focus remains on our core Culture values of excellent customer service and professionalism as we complete the integration of the acquired CSK stores and continue to build on the solid foundations we have established in our western markets."

Mr. Wise added, "The planned conversion of our DC in Phoenix, Arizona, to the O'Reilly systems will occur on the 6th of November along with the systems conversion of the surrounding 151 stores in that area, which will complete the computer system changeover process for all of the acquired CSK stores. With the support of the enhanced distribution model now in place in all of our western markets, we will continue to implement our proven dual market strategy in every market we serve, backed by the excellent customer service and teamwork of our 47,000 Team Members."

3rd Quarter and Year-to-Date Comparable Store Sales Results

Consolidated comparable store sales for stores open at least one year increased 11.1% for the third quarter of 2010 versus 5.3% for the third quarter of 2009. Consolidated comparable store sales for stores open at least one year increased 8.6% for the first nine months of 2010 versus 5.2% for the first nine months of 2009. Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to team members and sales during the one to two week period certain CSK branded stores were closed for conversion.

4th Quarter and Updated Full Year 2010 Guidance

The Company estimates diluted earnings per common share for the fourth quarter of 2010 to range from $0.56 to $0.60 and estimates diluted earnings per common share for the year ended December 31, 2010, to range from $2.79 to $2.83. Adjusted diluted earnings per common share, which excludes the impact of the charges related to the CSK DOJ investigation of $0.15 per diluted share, is expected to range from $2.94 to $2.98 for the year ended December 31, 2010.

The Company estimates consolidated comparable store sales for the fourth quarter of 2010 to range from 4.0% to 6.0%. The Company estimates consolidated comparable store sales for the year ended December 31, 2010, to range from 7.0% to 8.0%.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company does not, and nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the CSK DOJ investigation charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

Earnings Conference Call Information

The Company will host a conference call October 28, 2010, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's web site, www.oreillyauto.com, by clicking on "Investor Relations" and then "News Room." We invite interested analysts to join our call. The dial-in number for the call is (706) 679-5789; the conference call ID number is 11646295. A replay of the call will also be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O'Reilly family, the Company operated 3,536 stores in 38 states as of September 30, 2010.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, CSK DOJ investigation resolution, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses such as the integration of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2010	September 30, 2009	December 31, 2009
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$43,193	$29,535	$26,935
Accounts receivable, net	125,906	111,862	107,887
Amounts receivable from vendors	68,253	66,788	63,110
Inventory	1,997,718	1,856,049	1,913,218
Prepaid income taxes	2,735	1,827	--
Deferred income taxes	39,261	76,344	85,934
Other current assets	32,530	32,255	29,635
Total current assets	2,309,596	2,174,660	2,226,719

Property and equipment, at cost	2,629,835	2,263,873	2,353,240
Less: accumulated depreciation and amortization	738,275	591,637	626,861
Net property and equipment	1,891,560	1,672,236	1,726,379

Notes receivable, less current portion	19,151	13,282	12,481
Goodwill	743,921	744,375	744,313
Other assets, net	59,191	76,558	71,579
Total assets	$5,023,419	$4,681,111	$4,781,471

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$943,147	$889,030	$818,153
Self insurance reserves	54,680	56,828	55,348
Accrued payroll	45,589	52,520	42,790
Accrued benefits and withholdings	45,515	46,812	44,295
Income taxes payable	--	--	8,068
Other current liabilities	189,633	149,853	143,781
Current portion of long-term debt	104,698	10,157	106,708
Total current liabilities	1,383,262	1,205,200	1,219,143

Long-term debt, less current portion	326,554	693,516	684,040
Deferred income taxes	57,446	4,928	18,321
Other liabilities	181,886	178,220	174,102

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 139,319,673 as of September 30, 2010, 137,127,907 as of September 30, 2009, and 137,468,063 as of December 31, 2009	1,393	1,371	1,375
Additional paid-in capital	1,113,237	1,029,015	1,042,329
Retained earnings	1,963,736	1,578,200	1,650,123
Accumulated other comprehensive loss	(4,095)	(9,339)	(7,962)
Total shareholders' equity	3,074,271	2,599,247	2,685,865
Total liabilities and shareholders' equity	$5,023,419	$4,681,111	$4,781,471

Note: The balance sheet at December 31, 2009, has been derived from the audited Consolidated Financial Statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales	$1,425,887	$1,258,239	$4,087,195	$3,673,365
Cost of goods sold, including warehouse and distribution expenses	732,472	647,684	2,102,800	1,916,371
Gross profit	693,415	610,555	1,984,395	1,756,994

Selling, general and administrative expenses	488,484	461,359	1,414,855	1,344,787
Accrual of legacy CSK DOJ investigation charge	5,900	--	20,900	--
Operating income	199,031	149,196	548,640	412,207

Other income (expense), net:
Interest expense	(9,756)	(11,086)	(31,781)	(34,107)
Interest income	510	340	1,409	1,127
Other, net	407	825	1,845	1,698
Total other expense, net	(8,839)	(9,921)	(28,527)	(31,282)
Income before income taxes	190,192	139,275	520,113	380,925

Provision for income taxes	73,650	52,050	206,500	145,350
Net income	$116,542	$87,225	$313,613	$235,575

Basic income per common share:
Net income per common share	$0.84	$0.64	$2.27	$1.73
Weighted-average common shares outstanding	138,831	136,774	138,219	135,869

Income per common share-assuming dilution:
Net income per common share	$0.82	$0.63	$2.23	$1.71
Adjusted weighted-average common shares outstanding	141,706	138,704	140,874	137,442

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net income	$313,613	$235,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	118,817	106,320
Amortization of intangibles	1,914	4,805
Amortization of premium on exchangeable notes	(561)	(561)
Amortization of debt issuance costs	6,418	6,365
Deferred income taxes	85,823	47,458
Share based compensation programs	12,792	17,715
Other	4,956	7,731
Changes in operating assets and liabilities:
Accounts receivable	(23,749)	(11,981)
Inventory	(84,500)	(282,574)
Accounts payable	124,909	150,308
Other	32,131	7,819
Net cash provided by operating activities	592,563	288,980

Investing activities:
Purchases of property and equipment	(276,463)	(317,195)
Proceeds from sale of property and equipment	1,866	2,586
Payments received on notes receivable	4,610	4,244
Other	(4,728)	(4,466)
Net cash used in investing activities	(274,715)	(314,831)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	318,200	439,150
Payments on asset-based revolving credit facility	(672,000)	(468,350)
Principal payments on capital leases	(5,134)	(7,112)
Tax benefit of stock options exercised	11,755	8,973
Net proceeds from issuance of common stock	45,589	51,004
Other	--	420
Net cash (used in)/provided by financing activities	(301,590)	24,085

Net increase/(decrease) in cash and cash equivalents	16,258	(1,766)
Cash and cash equivalents at beginning of period	26,935	31,301
Cash and cash equivalents at end of period	$43,193	$29,535

Supplemental disclosures of cash flow information:
Income taxes paid	$122,051	$98,376
Interest paid, net of capitalized interest	24,192	26,914
Property and equipment acquired through issuance of capital lease obligations	--	8,337

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	September 30,
Selected Balance Sheet Ratios:	2010	2009
Inventory turnover (1)	1.4	1.5
Inventory turnover, net of payables (2)	2.5	2.8

AP to inventory (3)	47.2%	47.9%
Debt-to-capital (4)	12.3%	21.3%
Return on equity (5)	14.1%	11.4%
Return on assets (6)	8.3%	6.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Selected Income Statement and Cash Flow Information (in thousands):
Capital expenditures	$94,191	$86,023	$276,463	$317,195
Depreciation and amortization	$40,794	$37,036	$120,731	$111,125
Interest expense	$9,756	$11,086	$31,781	$34,107
Lease and rental expense	$57,785	$57,060	$169,912	$171,492

	Three Months Ended September 30,		Last Four Quarters Ended September 30,
	2010	2009	2010	2009
Store Information:
Sales per weighted-average square foot (7)	$56.73	$51.84	$212.48	$201.10
Square footage (in thousands)	25,069	24,136	25,069	24,136
Sales per weighted-average store (in thousands) (8)	$402	$366	$1,504	$1,421
Total employment	47,334	44,435	47,334	44,435

	Store Count by Brand
	O'Reilly	Checker	Schuck's	Kragen	Total
December 31, 2009	2,533	321	75	492	3,421
New	121	--	--	--	121
Converted	580	(170)	(75)	(335)	--
Closed	(2)	--	--	(4)	(6)
September 30, 2010	3,232	151	--	153	3,536

(1) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(3) Accounts payable divided by inventory.
(4) The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(5) Last 12 months net income, before the impact of the charge related to the legacy CSK DOJ investigation, divided by average shareholders' equity. Due to the nature of the CSK related charge, the adjustment is made to provide comparable results. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(6) Last 12 months net income, before the impact of the charge related to the legacy CSK DOJ investigation, divided by average total assets. Due to the nature of the CSK related charge, the adjustment is made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the denominator.
(7) Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(8) Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share and operating margin data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
GAAP operating income	$199,031	$ 149,196	$ 548,640	$ 412,207
Accrual of legacy CSK DOJ investigation charge	5,900	--	20,900	--
Non-GAAP adjusted operating income	$204,931	$ 149,196	$ 569,540	$ 412,207

GAAP operating margin	14.0%	11.9%	13.4%	11.2%
Accrual of legacy CSK DOJ investigation charge	0.4%	--	0.5%	--
Non-GAAP adjusted operating margin	14.4%	11.9%	13.9%	11.2%

GAAP net income	$116,542	$ 87,225	$ 313,613	$ 235,575
Accrual of legacy CSK DOJ investigation charge	5,900	--	20,900	--
Non-GAAP adjusted net income	$122,442	$ 87,225	$ 334,513	$ 235,575

GAAP diluted net income per common share	$ 0.82	$ 0.63	$ 2.23	$ 1.71
Accrual of legacy CSK DOJ investigation charge	0.04	--	0.14	--
Non-GAAP adjusted diluted net income per common share	$ 0.86	$ 0.63	$ 2.37	$ 1.71

Adjusted weighted-average common shares outstanding – assuming dilution	141,706	138,704	140,874	137,442
CONTACT:  O'Reilly Automotive, Inc.
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